Exhibit 2.3

Form of Management Consultancy Agreement to be executed by INTL and Baltimore plc.

DATED                                 2006

(1)	INTERNATIONAL ASSETS HOLDINGS CORPORATION

(2)	BALTIMORE PLC

MANAGEMENT CONSULTANCY AGREEMENT

Jones Day

21 Tudor Street

London EC4Y 0DJ

Tel: +44 20 7039 5959

Fax: +44 20 7039 5999

DATED	2006

PARTIES

(1)	INTERNATIONAL ASSETS HOLDINGS CORPORATION whose registered office is at 220 East Central Parkway, Altamonte Springs, Florida FL 32701 USA (“Consultant”); and

(2)	BALTIMORE PLC whose registered office is c/o Piper Smith Watton, 69 Eccleston Square, London SW1V 1PJ (“Company”).

RECITALS

(A)	The Consultant is a public company listed on NASDAQ engaged in a broad range of investment and financial activities and as a public company is regulated by the Securities & Exchange Commission. The Consultant conducts trading activities through its wholly owned NASD member broker dealer subsidiary which has an FSA approved branch in London. Investment advisory activities are conducted through a SEC regulated subsidiary.

(B)	The parties have agreed that as from the Effective Date the Consultant shall assist in the management, or provide for the management of, the Assets of the Company and provide Consultancy Services to the Company on the terms set out in this Agreement and the Appendices to it.

OPERATIVE PROVISIONS

1.	DEFINITIONS

1.1	The following definitions apply throughout this document unless the context requires otherwise:

“Accounts” shall mean the audited consolidated accounts of the Company and its group in respect of any given period;

“Agreement” means this Agreement and the Appendices to it;

“AIM Rules” means the rules published by the London Stock Exchange entitled “AIM Rules for Companies” from time to time;

“Appointment” means the appointment of the Consultant as described in clause 2;

“Articles” means the articles of association for the time being of the Company;

“Assets” means the total liquid assets of the Company and any member of its group and any investment or asset of any description, the acquisition of which is authorised under the Investment Objectives and Restrictions from time to time but excluding any real property or other tangible assets of the Company and its subsidiaries and any investments in subsidiaries of the Company;

“Associate” means any body corporate within the same group as the Consultant and any holding company of the Consultant and/or any subsidiary of the Consultant or of any holding company, in each case from time to time;

“Associated Fund” means any collective investment scheme, investment company, open ended investment company, limited partnership, managed or prime brokerage account or other investment vehicle, managed or advised by the Consultant or an Associate;

“Auditors” means the auditors from time to time of the Company;

“Board” means the Board of directors of the Company from time to time (including any committee of them);

“business day” means any day on which the London Stock Exchange is open for business;

“Calculation Period” shall have the meaning given in paragraph 1 of Appendix 1;

“Company” means the Company and it also includes, where the context requires, any subsidiary from time to time;

“Connected Person” means any Associate of the Consultant and any employee, director or agent of the Consultant or any of its Associates;

“Consultancy Services” means advice on the management of the Assets of the Company and the giving of investment advice in relation to the management of the Assets to the Investment Committee;

“Custodian” means such custodian as the Company may from time to time appoint;

“Custodian Agreement” means the custody agreement between the Company and the Custodian to be entered into on or about the date of this Agreement on terms agreed by the Custodian and the Company;

“Effective Date” means the date of this Agreement;

“FSA” means the Financial Services Authority Limited;

“FSA Rules” means the rules of the FSA;

“FSMA” means the Financial Services and Markets Act 2000;

“Investment Expenses” means any costs and expenses directly incurred by the Investment Committee or the Company or any of its subsidiaries in the relevant Calculation Period or, for the purposes of clause 22.4, the relevant Quarterly Period (as the case may be) for the purpose of identifying, evaluating, making or realising investments made or proposed to be made by the Investment Committee, including but not limited to, stamp duties, brokerage fees, finders’ fees, the fees of professional advisers engaged by the Investment Committee directly in connection with the identification, evaluation, making or realisation of an investment or proposed investment and all expenses payable to the Consultant in respect of the relevant Calculation Period or, for the purposes of clause 22.4, the relevant Quarterly Period (as the case may be) and excluding, without limitation and without prejudice to the generality of the foregoing, any costs and expenses otherwise incurred by the Company including without limitation taxes, audit fees, overheads and directors’ and employees’ remuneration;

“Investment Objectives and Restrictions” means the investment objectives, policy and restrictions from time to time, being currently those set out in Appendix 2;

“Investment Committee” means the committee as described in clause 3;

“Laws” means the applicable laws of England, the United States (including any delegated legislation and regulations of any competent authority) and other laws and regulations applicable to the Company or the Consultant or their respective businesses or activities for the time being in force including the SEC Rules, the FSA Rules and the AIM Rules;

“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for sterling, the arithmetic mean (rounded upwards to four decimal places) of the rates, as supplied to the Board at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11:00 a.m. on the Rate Fixing Day for the offering of deposits in Sterling for a twelve month period (or in the case of the first Calculation Period, a six month period);

“London Stock Exchange” means London Stock Exchange plc;

“Managed Asset Value” means the value of the Assets as determined by the Board in accordance with the accounting policies of the Company in accordance with clause 10;

“Management Fee” means the fee payable under Appendix 1;

“Quarter Date” means each of 25 March, 24 June, 29 September and 25 December;

“Quarterly Period” means a period commencing on a Quarter Day and ending on the day immediately preceding the next following Quarter Date;

“Ordinary Shares” means the ordinary shares in the capital of the Company carrying the rights set out in the Articles;

“Performance Fee” means the fee payable under paragraph 1 of Appendix 1;

“Periodic Managed Asset Value” means the mean average of the Managed Asset Value on the last day of each calendar month falling within the relevant Calculation Period or Quarterly Period determined by the Board in accordance with the accounting policies of the Company in accordance with clause 10;

“Rate Fixing Day” means the last day of the relevant Calculation Period;

“Reference Banks” means Barclays Bank plc, the Royal Bank of Scotland plc and HSBC plc, or such other banks (being leading banks operating in the City of London) as may from time to time be determined by the Board;

“Relevant Date” shall have the meaning given in paragraph 9 of Appendix 1;

“Screen Rate” means the British Bankers Association Settlement Rate (if any) for Sterling for the relevant Calculation Period displayed on the appropriate page of the

Telerate screen selected by the Board. If the relevant page is replaced or the service ceases to be available, then the Board may specify another page or service displaying the appropriate rate;

“SEC Rules” means the rules of the United States Securities and Exchange Commission applicable to the conduct of investment activities;

“Shares” means the Ordinary Shares as the context may permit and/or require;

“Subscription and Acquisition Agreement” means the subscription and acquisition agreement dated [•] and entered into by the Company, the Consultant and Baltimore (Bermuda) Limited pursuant to which the Consultant agreed to subscribe for new shares, acquire existing shares and acquire a contract for difference in respect of shares, in the Company.

1.2	In this agreement, unless otherwise specified:

(A)	references to clauses, paragraphs and Appendices are to clauses and paragraphs of, and Appendices to, this Agreement;

(B)	headings to clauses and Appendices are for convenience only and do not affect the interpretation of this Agreement;

(C)	references to a company shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D)	references to a person shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(F)	any reference to a day or a business day shall mean a period of 24 hours running from midnight to midnight;

(G)	references to times of the day are to Greenwich mean time;

(H)	unless the context otherwise requires, words and expressions defined in the rules of the Financial Services Authority Limited as at the date of this Agreement and not otherwise defined in this Agreement bear the same meanings where used in this Agreement; and

(I)	words and expressions defined in or having a meaning provided by the Companies Act 1985 at the date of this Agreement shall have the same meaning in this Agreement.

2.	APPOINTMENT AND TERM

2.1	This Agreement shall take effect upon the Effective Date.

2.2	The Company appoints the Consultant and the Consultant agrees to act as an investment and management consultant to the Company and to provide or procure the provision of the Consulting Services to the Company in accordance with the provisions of this Agreement.

2.3	Unless otherwise agreed in writing by all parties the Appointment shall continue (subject to clause 22 (Termination)) for a period of 5 years unless or until terminated by any party giving to the other not less than 12 months’ notice in writing at any time so as to expire at the end of any calendar month.

3.	INVESTMENT COMMITTEE

3.1	The Board shall re-constitute a committee known as the Investment Committee to manage and direct all investment activities on behalf of the Company.

3.2	The Investment Committee will consist of three members. No change in the number of members of the Investment Committee shall be made without the prior written agreement of both the Company and the Consultant. The Company shall nominate two members, one of whom shall, notwithstanding any other provision of this Agreement, be one of the Consultant’s nominated directors to the Board (so long as it has nominated at least one director to the Board), and the Consultant shall nominate one member to the Investment Committee. The Company acknowledges that the Consultant initially intends to nominate Sean O’Connor as a director of the Board and to nominate Scott Branch as a member of the Investment Committee. The Chairman of the Investment Committee shall be determined by the Board. The Chairman shall not have a casting vote.

3.3	The Investment Committee shall have a quorum of two members (one of whom must be a director of the Board who has not been nominated by the Consultant) and any decision by the majority of the committee at a properly constituted meeting shall be binding.

3.4	The composition of the Investment Committee shall be at the sole discretion of the Consultant and of the Company as to their respective appointments provided that the Consultant shall be required to consult with the Company in respect of any member nominated by it (the identity of such person to be satisfactory to the Company, acting reasonably and in good faith). The Company may, subject to clause 3.2, remove either or both persons appointed by it and replace such members with the prior written notification of the Consultant. The Consultant may remove any person nominated by it and replace such member, provided the identity of any replacement member is satisfactory to the Company, acting reasonably and in good faith. For the purposes of this clause 3.4, the Company shall be deemed to act “reasonably” if it properly objects to the appointment to the Investment Committee of any person on the grounds of such person:

(A)	being of unsatisfactory character; or

(B)	having insufficient experience of asset management.

3.5	The Investment Committee shall report on a quarterly basis to the Board and provide such information to the Board as is necessary for the Board to evaluate the performance of the Assets.

3.6	The Investment Committee shall be responsible for suggesting variations to the Investment Objectives and Restrictions to the Board as currently set out in Appendix 2 of this Agreement provided that no variations shall be made without the agreement of the Board and the Consultant.

3.7	The Investment Committee will have the authority to manage and direct the assets of the Company subject to the Investment Objectives and Restrictions as determined in accordance with this Agreement from time to time.

3.8	The Investment Committee will keep the Board fully informed of all proposed allocations of Assets and all other information in its possession which relates to the management of the Assets and which is necessary to enable the Company to ensure compliance with its obligations under the AIM Rules, the market abuse provisions of FSMA or other applicable securities law.

3.9	The Investment Committee and the Consultant will (so far as it or they are able to do so) not allocate or dispose of any of the Assets (except with the prior written consent of the Board not to be unreasonably withheld or delayed) in a manner that will cause the Company to enter into transactions resulting in any of the following occurring (a) a reverse takeover, (b) a related party transaction or (c) a substantial transaction (in each case as defined in the AIM Rules) nor will the Investment Committee or the Consultant knowingly do anything that would adversely affect the existing admission of the ordinary shares of the Company to trading on AIM.

3.10	The Investment Committee shall convene at such regular intervals as the members consider fair and reasonable giving consideration to the then current circumstances of the Assets (but in any event at least once every 4 weeks) or at the explicit request of the Board.

4.	EXCLUDED ACTIVITIES

4.1	The duties of the Investment Committee and the Consultant (acting in its capacity as such) under this Agreement shall not, without the agreement of the Company and the Consultant as provided in clause 4.2, include:

(A)	services provided in relation to a takeover or merger involving the Company or any issue of or any overseas listing for, any securities of the Company;

(B)	administering any obligations of the Company as trustee;

(C)	any advice or services provided which would not normally be provided by investment consultants and advisers or the secretary of an investment fund and which are not referred to in clause 5;

(D)	the provision of custodian services in relation to the Assets;

(E)	any advice or service provided in relation to a reconstruction, reorganisation, liquidation, amalgamation or unitisation of the Company;

(F)	carrying on the day to day management of the Company’s operations (other than, the management of the Assets);

(G)	negotiating any borrowing and/or overdraft arrangements on behalf of the Company;

(H)	responsibility for remunerating the employees and directors of the Company;

(I)	taking any corporate actions on behalf of the Company;

(J)	participating in any fundraising activities of the Company, whether by way of debt or equity; or

(K)	making any decisions in respect of or otherwise participating in any corporate governance matters of the Company.

4.2	The Consultant will, so far as it is authorised to do so and if the parties so agree, provide such advice and services to the Company as are referred to in clause 4.1, on such terms and conditions as to additional remuneration as the parties may from time to time agree but the Consultant acknowledges that the Company may appoint another party or parties to provide such services.

4.3	Nothing in this Agreement shall prevent the Company or any of its subsidiaries from using cash to meet their respective obligations arising, directly or indirectly, out of the day to day management of its operations and any other matters referred to in clause 4.1 above (excluding matters arising out of the management of the Assets reserved to the Investment Committee and the Consultant but including, without limitation, the costs of leasing premises, leasing or acquiring office equipment to enable the Company to carry on its business and remunerating its employees and directors and paying audit and professional advisers’ fees and listing fees and operating expenses referred to in clause 11.4 and paying the Consultant’s remuneration in accordance with clause 11.1 and Appendix 1). The Company will advise the Investment Committee as to its requirements for cash from time to time in order to enable the Company to meet its obligations as set out in this clause 4.3 and the Investment Committee will use reasonable endeavours to ensure (to the extent within its control) that such a minimum level of cash is created, made available to the Company and maintained.

5.	DUTIES AND SERVICES OF THE CONSULTANT

5.1	The duties of the Consultant shall include, but not be limited to, the following:

(A)	providing investment and management advice to the Investment Committee generally;

(B)	researching new investment opportunities, gathering data and performing general market research;

(C)	where requested to do so, advising the Investment Committee on the structure and possible terms of any proposed investment by the Company; and

(D)	consulting with the Investment Committee on general investment policies and guidelines, prospective investment sectors and on any conflicts of interest between itself, any Associate and the Company and/or the Investment Committee in accordance with the provisions of this Agreement.

5.2	The Consultant shall act with all reasonable skill and care in performing its duties under this Agreement and shall comply with the Memorandum and Articles of Association of the Company (where applicable) and shall to the extent applicable to it observe and comply with the Laws, and the disclosure standards of AIM and any other obligations deriving from the trading of securities of the Company on AIM and the Investment Objectives and Restrictions from time to time.

5.3	The Consultant shall devote such time and have all necessary, competent and efficient personnel and equipment as may reasonably be required to enable it to carry out its duties to the Investment Committee under this Agreement properly and efficiently.

5.4	The Company shall do all such acts and things as the Consultant shall reasonably require in order to enable the Consultant to comply with its obligations under this Agreement.

5.5	Unless otherwise agreed by the Company the Consultant shall use its reasonable endeavours as soon as is reasonably practicable after the Effective Date to procure or put into effect and thereafter maintain, at the cost of the Consultant, professional indemnity insurance in respect of negligence in the performance of the obligations under this Agreement in a sum appropriate to its obligations and liabilities under this Agreement to be in an amount not less than £500,000 in aggregate.

5.6	The Consultant shall not knowingly do (so far as it is able) anything which would result in the Company breaching or otherwise failing to comply with the Laws applicable to it.

5.7	The Consultant agrees that all services provided by it or by persons to whom it has delegated any of its functions, powers, discretions, privileges and duties, will be provided and carried out outside the United Kingdom.

6.	UNDERTAKINGS BY THE COMPANY

6.1	The Company shall give prior notification to the Investment Committee of any charge or other encumbrance in relation to the Assets which it proposes to create and shall not create any such charge or encumbrance which would prevent the Investment Committee or the Consultant from carrying out their duties or performing their services under this Agreement.

6.2	Where the formal consent or approval of the Company or the Board is required under this Agreement, then if such consent or approval is given, the Company when reasonably requested by the Consultant to do so, shall execute and do, or procure to be executed and done, such documents, deeds, acts and things as the Company or Board shall have so approved or consented to as may be reasonably required in relation to the matter for which such consent or approval is given.

7.	POWERS AND DUTIES OF THE INVESTMENT COMMITTEE

7.1	The Company undertakes not (without the prior written consent of the Consultant) to manage any of the Assets except through the Investment Committee and not to authorise anyone else so to deal. Subject to the Investment Objectives and Restrictions applying from time to time, the Laws and the provisions of clauses 3.9 and 4.3, the Investment Committee shall have sole, absolute and unlimited discretion on the Company’s behalf (and without prior reference to the Company) to manage, buy, sell, retain, convert, exchange or otherwise deal in all the Assets of the Company as and when the Investment Committee thinks fit or otherwise to act as the Investment Committee shall deem appropriate.

7.2	Subject as provided in clause 3.9 and to the Investment Objectives and Restrictions and subject further to compliance with the Laws, the Investment Committee may make investments:

(A)	which relate to options, futures and contracts for differences (including contingent liability transactions) and in relation to these Assets the Company acknowledges that markets in futures, options and contracts for differences can be highly volatile; such Assets carry a high risk of loss and a relatively small adverse market movement may result not only in loss of the original investment but also in unquantifiable future loss exceeding any margin deposited;

(B)	in Assets denominated in currencies other than Sterling, and at any time the investments made by the Investment Committee may be such that liabilities in one currency may be matched by an investment in a different currency;

(C)	in Assets which are not readily realisable assets.

(D)	in units in collective investment schemes which are not regulated collective investment schemes;

(E)	in units or other interests in non-corporate entities such as limited partnerships and open ended investment companies; and

and shall have the power to cause the Company to enter into foreign exchange contracts for the purpose of hedging the non-Sterling denominated Assets to sterling

7.3	The duties of the Investment Committee shall include:

(A)	implementing the investment policy of the Company as set out in Appendix 2 or such alternative policies as may be adopted from time to time by the Board with the agreement of the Investment Committee in accordance with clause 3.6;

(B)	taking such investment decisions as appear to be appropriate in order to achieve the current investment objectives of the Company from time to time laid down by the Board (subject to clause 3.6) and which form part of the Company’s Investment Objectives and Restrictions;

(C)	preparing quarterly such reports for consideration by the Board to reasonably allow the Board to evaluate performance and results of the Investment Committee;

(D)	searching out and evaluating investment opportunities for possible investment by the Company;

(E)	analysing the progress of companies and funds in which the Company has invested;

(F)	assisting the Board in their communications with major shareholders and assisting with the ongoing marketing of the Company in either case in such manner as the Board may reasonably require;

(G)	assisting in the preparation of a quarterly analysis of the Company’s largest 10 investments;

(H)	giving (or procuring that there are given) where appropriate, the Custodian instructions (including financial amounts) from time to time to enable the Custodian (at the direction of the Investment Committee’s delegate) to effect the currency hedging policy of the Company;

(I)	ensuring insofar as possible that the continued holding by the Company of a particular investment is not conditional upon nor would it be prejudiced by the Consultant ceasing to perform such duties; and

(J)	assisting the Company where requested to do so in making all necessary filings required by Law in respect of any investments made or disposed of by the Company pursuant to this Agreement.

7.4	Pursuant to the Custodian Agreement, the Investment Committee will ensure that all Assets which comprise investments shall, where appropriate, be purchased or otherwise held for the benefit of the Company are, or shall be, registered in the name of a suitable Custodian or any sub-custodian nominated by the Custodian.

7.5	The Consultant undertakes to provide such assistance to the Investment Committee as it shall reasonably require in order to enable it to comply with its duties under this Agreement and shall, so far as is reasonably within its power, but without being responsible for any costs required to be incurred by the Investment Committee, procure that the Investment Committee complies with its obligations hereunder.

7.6	The Consultant shall in the performance of its duties use reasonable endeavours to ensure that its conduct of business on behalf of the Company conforms to the Laws and to every other law and regulation for the time being binding or affecting any particular transaction or which shall otherwise be applicable in relation to the subject matter of this Agreement.

7.7	The Investment Committee and the Consultant may delegate any of their respective functions, powers, discretions, privileges and duties under the terms of this Agreement to a third party with the prior written consent of the Board.

8.	POTENTIAL CONFLICTS OF INTEREST

8.1	Subject to clauses 3.9 and 8.2, the Company acknowledges that the Consultant has developed financial expertise and has established and will establish a number of investment products and that the Company wishes to avail itself of this expertise in managing its Assets. Consequently, the Investment Committee may, subject to clauses 3.9 and 8.2 invest Assets in investment products managed directly by the Consultant or any of its Associates and in units, shares or participations in collective investment schemes, investment companies, limited partnerships, open ended investment companies and other investment funds operated, managed or advised by the Consultant or any Associate and the Company acknowledges that there may be a material conflict of interest for the Consultant in fulfilling its duties under this Agreement. Such transactions may only be concluded provided such transactions comply with clauses 3.9 and 8.2 and are effected on terms no less favourable to the Company than if no conflict or potential conflict existed and in any event, on no worse than arms’ length terms.

8.2	Where the Investment Committee proposes to invest in any Associated Fund that is a new or early stage fund, it may only do so on terms such that the Company will receive:

(A)	a rebate of fees on commercially reasonable terms, the exact terms to be dependant on the nature of the fund but in any event on terms which are at least as favourable to the Company as those afforded to any other seed capital providers that are investing on substantially similar terms, having regard to the size and nature of the investment in question.

(B)	a first call on capacity in respect of any such fund on commercially reasonable terms.

(C)	the right to act as a non-exclusive distribution agent on commercially reasonable terms including a rebate of fees on third party money raised by the Company for these products on terms at least as favourable to the Company as those afforded to any third party that is investing on substantially similar terms, having regard to the size and nature of the investment in question.

8.3	The Consultant acknowledges that it may come into possession of inside information relating to the Company. It undertakes that it will not deal in any securities of the Company or encourage others so to do in breach of its obligations under the Criminal Justice Act 1993. It further acknowledges that it will not base its behaviour on any such information for the purposes of FSMA.

9.	RECORDS, WARRANTIES AND PERFORMANCE OF OBLIGATIONS

9.1	The Consultant undertakes to ensure that its duties under this Agreement are at all times carried out by suitably qualified and experienced personnel.

9.2	The Consultant warrants that it holds all licences, permissions, authorisations and consents necessary to enable it to carry out its duties as Consultant in the ordinary course of business. The Consultant undertakes to continue to hold such licences, permissions, authorisations and consents during the continuance of its appointment under this Agreement and will notify the Company immediately should any such licence, permission, authorisation or consent cease to be in full force and effect.

9.3	The Consultant undertakes to the Company that it shall (so far as practicable) consult in advance with the Company with regard to any proposed change in the senior personnel responsible for performing the Consultant’s duties under this Agreement which might affect the Consultancy Services by the Consultant and (so far as it is within the control of the Consultant to ensure the same) that any such change shall only be made with the prior written consent of the Company, such consent not to be unreasonably withheld or delayed.

9.4	The Consultant shall provide or procure the provision to the Company of such information regarding the Assets or the business and affairs of the Company, (including, without limitation, information as to its investments) as the Company may from time to time reasonably require.

10.	REPORTING

The Company shall be responsible for all accounting and reporting related to the Assets in accordance with the Company’s accounting policies. Valuations of Assets which are listed on a stock exchange or other trading markets will be calculated on the basis of taking closing mid-market (or, if relevant, bid) quotations on the last business day of the relevant period. If no mid-market or bid quotation is available, then such investments shall be valued as if they were unlisted. Should this basis of calculation be changed the Consultant will be notified of such change in the first statement prepared following such change. Valuations of unlisted Assets which are investments or participating interests in other investment funds will be calculated on the basis of portfolio valuations or estimates received from the underlying investment consultants or administrators of those investment funds subject to such adjustments as the Board reasonably considers to be necessary so as to be consistent with the existing accounting policies of the Company or any policies subsequently adopted where required by the auditors or in order to comply with UK GAAP or IFRS (following its adoption by the Company). Valuations of all other Assets will be at fair market value to be determined by the Board (acting reasonably) in a manner that is consistent with the existing accounting policies of the Company or any policies subsequently adopted where required by the auditors or in order to comply with UK GAAP or IFRS (following its adoption by the Company). In all circumstances where a change of accounting policy is proposed, the Board shall at all times act reasonably.

11.	REMUNERATION

11.1	As from the Effective Date the Company shall pay to the Consultant the fees calculated and payable in accordance with the provisions set out in Appendix 1 for the Consultancy Services and the Company shall also pay to the Consultant any additional remuneration agreed by the parties pursuant to clause 4.2.

11.2	The Company shall at all reasonable times during the continuance of this Agreement and (to the extent reasonably necessary) after the termination of this Agreement permit the Consultant by its duly authorised representatives access to those of the books of account and records of the Company as are necessary for the purpose of confirming the amounts due to it by way of fees under this Agreement or otherwise for the purposes of performing its services under this Agreement.

11.3	Subject to clause 11.4 below, the Consultant shall pay all of its own costs and expenses in providing services under this Agreement, including the fees and expenses of any delegate, agent or adviser appointed by the Consultant and the costs and expenses incurred by the Consultant in providing and maintaining office accommodation and equipment and employing personnel for the performance of the Consultant’s duties under clause 2.2 and clause 5.

11.4	The Company shall pay all its operating expenses, including the following expenses (whether incurred directly or by the Consultant):

(A)	the fees and expenses payable on behalf of the Company to the Custodian and to the Company’s registrar;

(B)	any interest, fees or charges payable on or on account of any borrowing by the Company;

(C)	the cost of printing and distributing any report and/or accounts, any other letters, circulars or other documents sent from time to time to holders of the Shares;

(D)	the fees of any market or stock exchange on which any securities in the Company may from time to time be listed, traded or dealt on;

(E)	the fees and expenses payable to members of the Board;

(F)	brokerage, commission, fiscal or governmental charges or duties in respect of, or in connection with, the acquisition, holding or disposal of any of the Assets; and

(G)	all other charges or fees expressly approved in writing by the Board.

11.5	The Consultant may pay costs and expenses incurred by it on behalf of the Company which shall be payable by the Company from accounts of the Company in accordance with directions to be agreed from time to time by the Board and the Consultant.

11.6	Any part of any commission, profit or other benefit arising out of a transaction effected on behalf of the Company by the Investment Committee and received by the Consultant or any of its Associates shall belong to the Company and the Consultant shall notify the Company forthwith of any such commission, profit or other benefit.

11.7	The fees and reimbursement of expenses provided for in this Agreement will be the only remuneration receivable by the Consultant in connection with transactions effected or Consultancy Services rendered by the Consultant under this Agreement.

11.8	If there is any disagreement between the Company and the Consultant as to the calculation of any of the fees set out in clause 11.1, the same shall be referred to the Auditors in accordance with the provisions set out in Appendix 1.

12.	THE CONSULTANT’S RIGHT TO RENDER SIMILAR SERVICES TO OTHERS

12.1	The services of the Consultant to the Company are not to be deemed exclusive and the Consultant shall be at liberty to render similar services to others, provided that the proper performance of its duties under this Agreement is not thereby prejudiced.

12.2	The Consultant shall use all reasonable endeavours to ensure fair treatment as between the Company and other customers whose funds are managed or advised by the Consultant and, in particular, in allocating investments between the Company and such funds and in ensuring that the Company is able to participate in potential investments identified by the Consultant and which fall within the Company’s investment objective and policy on the best terms reasonably obtainable at the relevant time with the aim of ensuring the principle of “best execution” is attained as that term is understood under the FSA Rules.

13.	DISCLOSURE OF INTERESTS

13.1	Without prejudice to any restrictions imposed by the Laws and the provisions of clause 8.3, nothing in this Agreement shall prevent:

(A)	the Consultant or any Associate (an “interested party”) from becoming the owner of shares in the Company and holding, disposing of or otherwise dealing with the same, with the same rights which they or it would have had if the Consultant were not a party to this Agreement and the interested party may buy, hold and deal in any investment upon its own account notwithstanding that the same or similar investments may be held by or for the account of the Company;

(B)	subject to clause 3.9 and strictly with the prior approval of the Board, an interested party from selling Assets to or purchasing Assets from or vesting Assets in the Company as principal, as agent for the Company and/or as agent for a third party or from contracting or entering into any financial, banking or other transaction with the Company or any shareholder of the Company or any company or body any of whose securities are held by or for the account of or otherwise connected with the Company or any shareholder of the Company or any such company or body as aforesaid or from being interested in any such transaction and the interested party shall not be called upon to account in respect of any such contract or transaction or benefit derived therefrom by virtue only of the relationship between the parties concerned. Provided that nothing in this Agreement shall permit an interested party to effect or enter into any such contract or transaction as aforesaid with the Company unless the terms thereof are no less beneficial to the Company than those which would have been applicable to such contract or transaction on the same day effected or entered into by a person other than an interested party; or

(C)	an interested party from completing a transaction which is made pursuant to a contract effected in the normal manner on a stock exchange or other market where the purchaser or the vendor is undisclosed at the time.

13.2	It is understood that directors, officers, agents and shareholders of the Company are or may be interested in an interested party as directors, officers or shareholders or otherwise of the Consultant, that directors, officers, shareholders and agents of an interested party are or may be interested in the Company as directors, officers, shareholders or otherwise and that the Consultant is or may be interested in the Company as a shareholder or otherwise and it is acknowledged that no person, firm or company so interested shall be liable to account for any benefit to any other party by reason solely of such interest. Except where required by the Laws or the AIM Rules and without prejudice to other provisions of the Agreement, such interests will not necessarily be separately disclosed at the time when particular transactions are effected and prior reference to the Company will not be required before effecting a transaction involving such an interest.

13.3	The Consultant shall notify the Board promptly of any potential transaction which it proposes be undertaken on behalf of the Company in relation to the Assets which would constitute a related party transaction for the purposes of the AIM Rules.

13.4	It is possible that the Consultant and its Associates may, in the course of their business, have potential conflicts of interest with the Company. Associates may, for example, make investments for other clients (including funds which they manage) or on their own behalf without making the same available to the Company. The Consultant will, however, have regard in such events to its obligations under this Agreement (including under clause 5.2) and Laws and to its obligations to act in the best interests of the Company so far as practicable, having regard to its obligations to other clients when undertaking any investments where potential conflicts of interest may arise.

14.	RATIFICATION, INDEMNITY, EXTENT OF LIABILITY AND TAXATION

14.1	The Company shall:

(A)	if called on to do so ratify and confirm any act or thing lawfully and properly done or caused to be done by the Consultant in the proper performance of its duties under this Agreement; and

(B)	at all times keep the Consultant (for itself and as trustee for each Connected Person) and each Connected Person indemnified against all or any actions, proceedings, claims, demands and liabilities whatsoever arising out of the proper performance in accordance with the terms of this Agreement of the Consultant’s duties under this Agreement which may be brought or made against or incurred by the Consultant or such Connected Person but so that (a) the provisions of this clause shall be without prejudice to any claims which the Company may have against the Consultant or any Connected Person in respect of any material breach of contract, negligence, recklessness, breach of duty, or breach of any of the terms of this Agreement or the Laws on the part of the

Consultant or, subject always to clause 7.7, a Connected Person and (b) neither the Consultant or a Connected Person shall be so indemnified to the extent that any matter results from any breach of contract by it or its negligence, recklessness, wilful breach of duty, or breach of any of the terms of this Agreement or any breach of the Laws.

14.2	The Consultant shall not, save to the extent of any breach of contract, negligence, recklessness or breach of duty, or breach of any of the terms of this Agreement or the Laws by the Consultant or any Connected Person, be liable to the Company for any loss suffered by or arising from any depreciation in the value of the Assets of the Company or the income derived from the Assets (including, without limitation, where such depreciation results from capital loss or taxation liability) or for the acts or omissions of any third party (not being a Connected Person).

14.3	Without prejudice to the generality of clause 14.2, the Consultant shall not be liable for loss arising from any act or default of any nominee, the Custodian, any other custodian or sub-custodian or any broker or dealer, market-maker or any agent used by the Consultant or the Investment Committee for the purpose of or in connection with the carrying out of its duties under this Agreement, provided that if selected by the Consultant, the Consultant shall have taken reasonable care in the selection, monitoring and use of such person and such person is not a Connected Person.

14.4	In carrying out its duties under this Agreement, the Consultant shall not, in the absence of negligence or bad faith, be liable for any failure to take account of any facts about the Company, any investment or any transaction of which none of the individuals responsible for recommending or effecting a particular transaction, at the time they did so, knew due to the fact that (a) arrangements for a Chinese Wall are in operation and (b) by virtue of those arrangements, those individuals are individuals from whom information about those facts shall have been withheld under those arrangements.

14.5	The Company will at all times be fully responsible for the payment of all taxes due in respect of the Assets properly managed by the Consultant or the Investment Committee pursuant to this Agreement.

14.6	Nothing in this Agreement shall limit or exclude any liability of the Consultant to the Company under the Laws.

14.7	If the Consultant becomes aware of any claim relevant for the purposes of this clause 14 (a “Claim”), it shall promptly notify the Company in writing of the Claim and shall, subject to being fully indemnified to its reasonable satisfaction by the Company against all costs liabilities and expenses suffered or incurred by it, take or, to the extent that it is reasonably able, procure to be taken, such action as the Company may reasonably request to avoid, dispute, resist, appeal, compromise or defend such Claim and shall provide the Company and its legal advisers with such information during the course of such Claim as they may reasonably require. The Consultant shall not compromise, settle or pay any such Claim without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed). If the Company fails to agree to indemnify the Consultant to its reasonable satisfaction within 40 days of the notification of such Claim, the Consultant may settle or resist or otherwise deal with the Claim as it thinks fit. The Consultant shall use all reasonable endeavours to mitigate any loss suffered by it in connection with a Claim.

15.	REMEDIES AND WAIVERS

15.1	No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:

(A)	impair such right, power or remedy; or

(B)	operate as a waiver thereof.

15.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

15.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

16.	NOT A PARTNERSHIP

Nothing in this Agreement and no action taken by the parties pursuant to this Agreement shall constitute, or be deemed to constitute, the parties a partnership, association, joint venture or other co-operative entity.

17.	CONFIDENTIALITY

17.1	The Consultant shall not divulge or use for its own benefit any confidential information which it may obtain in relation to the affairs of the Company except:

(A)	where required to any person to whom it has properly delegated any of its functions to enable him to perform his duties diligently and properly provided that such disclosure shall only be allowed if the recipient is bound by an equivalent obligation of confidentiality and the Consultant hereby undertakes to the Company that it will procure that such recipient will comply with such an obligation; and

(B)	that the Consultant may disclose its relationship with the Company and the latest publicly available information as to the size of funds held by the Company.

17.2	In making investment decisions under this Agreement neither the Consultant nor any person employed by the Consultant nor any agent appointed by the Consultant shall use or attempt to use information received from any person (whether or not an Associate) which is privileged or confidential unless such person has given its consent to such use.

17.3	Notwithstanding the generality of the foregoing, either party may disclose information which would otherwise be confidential if and to the extent:

(A)	required by law;

(B)	required by any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated, including (without limitation) the UK Listing Authority, the London Stock Exchange or The Panel on Takeovers and Mergers, whether or not the requirement for information has the force of law;

(C)	disclosed to the professional advisers, auditors and bankers of each party;

(D)	the information has come into the public domain through no fault of that party; or

(E)	the other party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed.

17.4	Neither the Consultant nor any Associate is obliged to disclose to the Company or to take into consideration information either:

(A)	the disclosure of which by it to the Company would or might be a breach of duty or confidence to any other person; or

(B)	which comes to the notice of an employee, officer or agent of the Consultant or of an Associate, but properly does not come to the actual notice of an individual managing the Assets of the Company.

18.	ASSIGNMENT AND THIRD PARTIES

18.1	Neither the benefit nor the burden of this Agreement shall be assignable by either of the parties to this Agreement without the prior written consent of the other not to be unreasonably withheld or delayed in the case of an assignment of the benefit of any provision of this Agreement by the Consultant to an Associate which is an appropriately authorised person (provided that in the event that the transferee ceases to be a member of the same group of companies as the Consultant, it shall be required to assign the benefit of this Agreement back to the Consultant prior to leaving the group).

18.2	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

19.	DISPUTE, COMPLAINTS AND COMPENSATION

19.1	Any dispute or difference as to the fees payable under this Agreement shall be referred to the Auditors.

19.2	In relation to any dispute or difference referred to them under this Agreement the Auditors shall be deemed to be acting as experts and not as arbitrators and their determination as to the amount of such fees shall, in the absence of fraud or manifest error, be final and binding on the parties.

19.3	Any payment required to be made by either party in consequence of such determination shall be made within 14 days of such determination.

19.4	Any complaints by the Company in respect of this Agreement shall in the first instance be referred to a director of the Consultant and, if not resolved to the Board’s satisfaction, should be referred in writing to the Company Secretary of the Consultant.

20.	ENTIRE AGREEMENT

20.1	This Agreement constitutes the whole and only agreement between the parties relating to the management arrangements described in this Agreement and, save to the extent repeated in this Agreement, supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

20.2	Each party acknowledges that in entering into this Agreement on the terms set out in this Agreement it is not relying upon any representation, warranty, promise or assurance made or given by any other party or any other person, whether or not in writing, at any time prior to the execution of this agreement which is not expressly set out in this Agreement and without prejudice to any liability for fraudulent misrepresentation, no party shall be under any liability or have any remedy in respect of misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement.

21.	VARIATION OF THE AGREEMENT IN WRITING

Save as otherwise expressly provided in this Agreement, this Agreement may only be varied in writing signed by each of the parties.

22.	TERMINATION

22.1	This Agreement may be terminated by either the Company or the Consultant on not less than 12 months’ written notice to the other party.

22.2	Notwithstanding clause 2 or clause 22.1, this Agreement and the Appointment may be terminated immediately (or as otherwise provided in the remainder of this clause) by either the Company or the Consultant on notice from one to the other if that other:

(A)	commits a material breach of any of the terms or conditions of this Agreement and if capable of remedy fails to rectify the same to the reasonable satisfaction of the party not in breach within 30 days of being requested so to do; or

(B)	enters into liquidation whether compulsorily or voluntarily (otherwise than a voluntary and solvent liquidation for the purpose of reconstruction or amalgamation) or enters into any composition with its creditors generally or has its property adjudicated or found to be en desastre or suffers any similar action in consequence of default by it in its obligations in respect of any indebtedness for borrowed moneys; or

(C)	assigns or purports to assign the burden or benefit of this Agreement in breach of this Agreement without the written consent of the other;

(D)	has an administrator or similar officer appointed or has a receiver appointed of, or any encumbrancer take possession of, all or substantially all of its undertaking and Assets; or

(E)	is guilty of fraud or is in material breach of any Laws.

22.3	Notwithstanding any other provisions of this Agreement, the Company may terminate this Agreement and the Appointment upon notice to the Consultant in the event that:

(A)	the Investment Committee materially breaches any of the material terms of this Agreement and, upon written notice of such breach from the Company, fails to remedy such breach to the reasonable satisfaction of the Board (if capable of remedy) within 30 days of such notice, or in the event that the Investment Committee or the Consultant persistently breaches any of the material terms of this Agreement (whether or not capable of remedy); or

(B)	there is a Change of Control. For the purposes of this clause “Change of Control” means control of the Consultant or any parent undertaking of the Consultant changing or altering to, or being acquired by, a person or persons and such persons or persons are deemed to have “Control” of a company if (a) the directors of the company or of another company which has control of it (or such number of directors who together have the right to control a majority of voting rights at a meeting of the directors of such company) are accustomed to act in accordance with its instructions or directions or (b) it or they is entitled to exercise, or control the exercise, directly or indirectly, of more than 50 per cent of the voting power at general meetings of the company; or

(C)	the Consultant or its Associates cease, to hold, in aggregate, at least 10 per cent of the issued share capital of the Company (or, in the event that the sale and purchase of the Baltimore CFD (as defined in the Subscription and Acquisition Agreement) does not occur as provided in the Subscription and Acquisition Agreement, cease to hold, in aggregate, at least 8 per cent of the issued share capital of the Company); or

(D)	there is a change in the senior management (being the Chief Executive Officer and/or President) of the Consultant, save where any such change is acceptable to the Company (acting reasonably); or

(E)	the Consultant is guilty of fraud or is negligent (save where such negligence has an effect which is not, in all the circumstances, material on the Company) or wilful material default or is in material breach of the Laws;

(F)	the Consultant ceases to be appropriately authorised to provide investment advice (if required to be so authorised to carry out its duties hereunder); or

(G)	any person appointed by the Consultant to the Investment Committee becomes bankrupt.

Following any event set out in clauses 22.3 (A), (C), (E) to (G), the Company may terminate this Agreement and the Appointment at any time, such termination to take place with immediate effect upon notice being served on the Consultant. Following the occurrence of the event set out in clause 22.3 (B) or (D), the Company may, within 90 days of becoming aware of such event, give to the Consultant not less than three months’ written notice of termination of this Agreement.

The Consultant shall notify the Company as soon as practicable upon (and in any event within 5 Business Days of) becoming aware of the occurrence of any of the events in clauses 22.2 or 22.3.

22.4	This Appointment may be terminated by the Company with immediate effect within 30 days of the last day of any Quarterly Period if the Managed Asset Value at the last day of that Quarterly Period is at least 15 per cent less than the Managed Asset Value on the last day of the Quarterly Period ending 12 months earlier. For these purposes, in the event that the Company has (i) returned any capital or made any other distribution to its shareholders during such period and/or removed any Assets from the control of the Investment Committee, an amount equal to such capital returned and/or any other distribution made and/or the value of the Assets in question shall be deemed to have been added on to the Managed Asset Value with effect from the end of the Quarterly Period immediately succeeding such return of capital or the making of such a distribution or the removal of the Assets in question, or (ii) raised any further equity finance during such period and/or added any Assets to the control of the Investment Committee, an amount equal to the net amount of such finance raised and/or the value of the Assets in question shall be deemed to have been deducted from the Managed Asset Value with effect from the end of the Quarterly Period immediately succeeding such raising of further equity finance or the addition of the Assets in question.

22.5	On termination of this Agreement by either party howsoever arising, except in the case of fraud, the Consultant shall be entitled to be paid by the Company any remuneration, fees or other amounts due and payable or accrued but unpaid as at the date of termination.

22.6	On termination of this Agreement by the Company (other than (i) in accordance with any of clause 22.2, sub-clauses 22.3 (A), (B), (D), (E) or (F) or clause 22.4 of this Agreement or (ii) in the event that the Consultant has sold shares held by it in the Company and, as a result of such sale, ceases, together with its Associates, to hold in aggregate at least 10 per cent of the issued share capital of the Company, in accordance with sub-clause 22.3 (C) of this Agreement), the Consultant shall be entitled to be paid in respect of the period from the date of such termination (the “Termination Date”) until the date on which this Agreement would have terminated were it not for such termination, being the fifth anniversary of the Effective Date (the “Contractual Termination Date”):-

(A)	an amount equal to the quarterly Management Fee that it would have received had this Agreement been terminated on the Contractual Termination Date. Such fee shall be calculated and paid on the same basis as is set out in Appendix 1; and

(B)	an amount, payable within 10 days after the end of each Calculation Period following the Termination Date, equal to the Average Performance Fee. For these purposes, the Average Performance Fee shall be an amount equal to the aggregate of the Performance Fees paid or payable to the Consultant from the Effective Date until the Termination Date divided by the number of Calculation Periods elapsed as at the Termination Date and treating any Calculation Period that has not fully elapsed as though it had fully elapsed.

In the Event that the Termination Date is less than 24 months following the Effective Date, the total Performance Fee payable to the Consultant pursuant to (B) above shall not be less than the total Management Fee payable to the Consultant pursuant to (A) above.

23.	NOTICES

23.1	Any notice or other communication given or made under this Agreement shall, except where expressly stated otherwise, be in writing (other than writing on the screen of a visual display unit or other similar device which shall not be treated as writing for the purposes of this clause).

23.2	Service of a notice or other communication must be effected by one of the following methods:

(A)	by hand to the relevant address set out in clause 23.4 and shall be deemed served upon delivery if delivered during a business day, or at the start of the next business day if delivered at any other time; or

(B)	by prepaid first-class post to the relevant address set out in clause 23.4 and shall be deemed served at the start of the second business day after the date of posting; or

(C)	by prepaid international airmail to the relevant address set out in clause 23.4 and shall be deemed served at the start of the sixth business day after the date of posting provided that a copy of the notice or other communication will also be sent by fax within two business days of despatch; or

(D)	by facsimile transmission to the relevant facsimile number set out in clause 23.4 and shall be deemed served on despatch if despatched during a business day, or at the start of the next business day if despatched at any other time, provided that in each case a receipt indicating complete transmission of the notice or other communication is obtained by the sender and that a copy of the notice or other communication is also despatched to the recipient using a method described in clauses 23.2 (A) to (C) (inclusive) no later than the end of the next business day.

23.3	For the purposes of this clause 23 “during a business day” means any time between 9.30 a.m. and 5.30 p.m. on a business day based on the local time where the recipient of the notice or other communication is located. References to “the start of [a] business day” and “the end of [a] business day” shall be construed accordingly.

23.4	The relevant addressee, address and facsimile number of each party for the purposes of, and at the Effective Date, subject to clause 23.5, are:

Party	Address	Facsimile No.	Marked for the attention of:
The Consultant	220 East Central Parkway, Altamonte Springs, Florida FL 32701 USA	+1 470 740 0808	Nancey M McMurtry
The Company	1st Floor, 6 Sloane Square, London SW1W 5EE	0870 130 2049	The Company Secretary

23.5	A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of clause 23.4 provided that such notification shall only be effective on:

(A)	the date specified in the notification as the date on which the change is to take place; or

(B)	if no date is specified or the date specified is less than five clear business days after the date on which notice is given, the date falling five clear business days after notice of any such change has been given.

23.6	The Consultant irrevocably authorises and appoints Intl Holding, (UK) Limited, 3rd Floor, Phoenix House, 18 King William Street, London, EC4N 7BP as its agent for service of notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent in accordance with this clause 23 shall be deemed to be effective service on the Consultant.

23.7	If the agent referred to in clause 23.6 (or any replacement agent appointed pursuant to this clause 23.7) at any time ceases to act as such for any reason, the Consultant shall forthwith appoint a replacement agent to accept service on behalf of the Consultant, such agent having a service address in England or Wales, and the Consultant shall notify the Company forthwith of the name and address of the replacement agent.

24.	COUNTERPARTS

24.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

24.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

25.	GOVERNING LAW

25.1	This Agreement shall be governed by and construed in accordance with English law.

25.2	The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”) may be brought in such courts. The Company and the Consultant irrevocably submit to the jurisdiction of such courts and waive any objection to Proceedings in any such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission shall not limit the right to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

IN WITNESS of which this Agreement has been entered into the day and year written at the start of this Agreement.

SIGNED by	)
for and on behalf of	)
INTERNATIONAL ASSETS HOLDINGS	)
CORPORATION	)

Director

SIGNED by	)
for and on behalf of	)
BALTIMORE PLC	)
)

Director

APPENDIX 1

REMUNERATION

Formula for calculating the investment fee payable

The Consultant shall be entitled to receive as remuneration for its Consultancy Services under this Agreement the following:

1.	The Company shall pay to the Consultant an annual Performance Fee and an annual Management Fee of amounts hereinafter described. The Performance Fee and the Management Fee will be calculated in respect of each period of twelve months, ending on 31 December in each year or if earlier, the Relevant Date (the “Calculation Period”). However, the first Calculation Period shall commence on the Effective Date and end on 31 December 2006 (or if earlier, the Relevant Date).

2.	Amounts payable on account to the Consultant in respect of the Management Fee for the first Quarterly Period ending after the Effective Date shall be pro rated from the Effective Date to the last day of the first Quarterly Period, based upon the Periodic Managed Asset Value for the First Quarterly Period (the “First Quarter Periodic Managed Asset Value”). An amount equal to the sum of 0.25% of the First Quarter Periodic Managed Asset Value multiplied by a fraction, the numerator of which shall be the number of days which have elapsed from the Effective Date until the end of the first Quarterly Period and the denominator of which shall be 90 days shall be payable in respect of the first Quarterly Period. Such amount shall be payable within 10 business days after the end of such Quarterly Period. The amount of Management Fee for the first Calculation Period will be determined by calculating one per cent of the Periodic Managed Asset Value for the first Calculation Period and thereafter multiplying the same by a fraction, the numerator of which shall be the number of days which have elapsed in the Calculation Period and the denominator of which shall be 365. Such amount shall be payable within 10 business days after the end of the first Calculation Period. Any amounts already paid to the Consultant in respect of Management Fee for the first Calculation Period shall be aggregated and if it should be discovered that such amount paid to the Consultant is less or more than the amount that the Consultant is entitled to receive pursuant to this paragraph 2 then additional amounts shall be paid by the Company to the Consultant to make good the shortfall or the excess shall be repaid to the Company by the Consultant within 10 business days.

3.	Subject to paragraph 2 above, the Management Fee shall be an amount equal to one per cent per annum of the Periodic Managed Asset Value for the relevant Calculation Period. Amounts due to the Consultant in respect of Management Fees shall be estimated in respect of each Quarterly Period and the Company shall advance to the Consultant an amount equal to 0.25% of the Periodic Managed Asset Value for each Quarterly Period. Such amounts shall be payable 10 Business Days after the end of each such Quarterly Period. If it should be discovered that the amount paid to the Consultant in respect of the relevant Management Fee in respect of the previous Calculation Period is less or more than the amount that the Consultant is entitled to receive pursuant to this Agreement then within 10 business days additional amounts shall be paid by the Company to the Consultant to make good the shortfall or the excess shall promptly be repaid to the Company by the Consultant. In the event that the Periodic Managed Asset Value is an amount equal to zero or is a negative value, the Management Fee for that Calculation Period shall be nil.

4.	Within 10 business days of the last day of each calendar month in a Quarterly Period, the Board shall notify to the Investment Committee the Managed Asset Value in respect of the preceding month. To the extent that there is a dispute as to the valuation of the Managed Asset Value, paragraph 12 of this Appendix 1 shall apply.

5.	The Performance Fee will be determined annually based on, and following the publication of, the Accounts. The Performance Fee will be paid promptly by the Company, and in any event, within 20 business days of the publication of the Accounts. The Performance Fee will be an amount equal to 10 per cent per annum of the amount of the Accumulated Net Investment Revenue since the Effective Date less an amount equal to all Performance Fees previously received by the Consultant. In the event that such calculation produces an amount that is equal to zero or is a negative value, the Performance Fee for that Calculation Period shall be nil.

6.	For these purposes:

“Accumulated Net Investment Revenue” shall be the sum of:

A - (B+C+D) where:

‘A’ means the gross profits of the Company arising from the holding or disposal of Assets managed by the Investment Committee in the period from the Effective Date until the last day of the relevant Calculation Period, including realised and unrealised profits calculated in accordance with clause 10 of this Agreement, less any realised and unrealised losses during such period;

‘B’ means a notional interest charge equal to LIBOR on the Periodic Managed Asset Value for the relevant Calculation Period plus the aggregate of all previous notional interest charges equal to LIBOR on the Periodic Managed Asset Value for each such previous Calculation Period;

‘C’ means the sum of (i) the Management Fee paid or payable to the Consultant in respect of the relevant Calculation Period and (ii) the aggregate amount of any Management Fees paid to the Consultant in respect of any previous Calculation Periods; and

‘D’ means the Investment Expenses incurred in the relevant Calculation Period plus the aggregate of all such Investment Expenses incurred in the previous Calculation Periods.

7.	Any amounts payable to the Consultant in respect of the Management Fee and/or Performance Fee shall be calculated in Sterling. Any value added tax in respect of such fee shall in each case be paid on receipt of an appropriate tax invoice.

8.	Save as required by law or otherwise by the terms of this Agreement all payments to the Consultant made under this Agreement shall be made free and clear of and without deduction. To the extent that the Company is required by law to deduct any withholding or other taxes, levies or charges (herein referred to as “Taxes”) from or in respect of any sum payable under this Agreement it shall be entitled to deduct such Taxes from the sums payable to Consultant and for the avoidance of doubt the Company shall not be required to increase the amount of any payment to the Consultant that has been reduced by any Taxes.

9.	If the Appointment is terminated by the Company in accordance with the terms of this Agreement, the Consultant shall be entitled to retain and receive all Management Fees and Performance Fees accrued up to the date of such termination (the “Relevant Date”) in respect of any previous complete Calculation Period. If the Appointment is terminated prior to 31 December in any year, the Management Fee due to the Consultant in respect of the period ending on the Relevant Date will be calculated by the Board by reference to the mean average of the Periodic Managed Asset Value for all previous Quarterly Periods in the Calculation Period during which the Relevant Date falls, or in the event that there is no Periodic Managed Asset Value for such Calculation Period, by reference to such value as shall be agreed by the Board and the Consultant (acting reasonably) ( either, the “Final Periodic Managed Asset Value”). The Board will determine the amount of Management Fee by calculating one per cent of the Final Periodic Managed Asset Value and thereafter multiplying the same by a fraction, the numerator of which shall be the number of days which have elapsed in the Calculation Period, up to and including the Relevant Date and the denominator of which shall be 365. Any amounts already paid to the Consultant in respect of Management Fee for the relevant Calculation Period shall be aggregated and if it should be discovered that such amount paid to the Consultant is less or more than the amount that the Consultant is entitled to receive pursuant to this paragraph 9 then additional amounts shall be paid by the Company to the Consultant to make good the shortfall or the excess shall be repaid to the Company by the Consultant within 10 business days.

10.	Subject to clause 22.6, if the Appointment is terminated prior 31 December in any year the Consultant shall be entitled to a Performance Fee of 10% of the sum of:

(E – F) x G, where:

‘E’ means the Accumulated Net Investment Revenue up to the Relevant Date;

‘F’ means an amount equal to all Performance Fees previously received by the Consultant; and

‘G’ means a fraction, the numerator of which shall be the number of days which have elapsed in the Calculation Period, up to and including the Relevant Date and the denominator of which shall be 365.

11.	Within 10 days of receipt of notification of the Periodic Managed Asset Value and the Accumulated Net Investment Revenue, the Consultant shall notify the Board whether it agrees or disputes the Periodic Managed Asset Value and the Accumulated Net Investment Revenue for the relevant Calculation Period or Quarterly Period.

12.	In the event of any dispute arising as to the calculation of the remuneration of the Consultant and/or any dispute as to the valuation of the Assets (or any Asset) or the Managed Asset Value (including without limitation for the purposes of clause 22.4), the same shall be referred to the Auditors for the time being of the Company for settlement who shall be entitled to make such further or other reasonable adjustments as they may consider appropriate in the circumstances. The Auditors shall be required to make a determination as to the amount of the Consultant’s remuneration within 14 days of being instructed to do so. The decision of such Auditors shall be regarded as a decision of an expert and not of an arbitrator and shall accordingly, in the absence of manifest error, be final and binding on the parties hereto and the costs thereof shall be borne by the parties equally or as the Auditors shall deem just and equitable.

13.	The fees payable to the Consultant shall not be abated by any other remuneration receivable by the Consultant (or by an Associate) in connection with any transactions effected by the Consultant with or for the client.

14.	Except where otherwise stated, all fees and other charges specified in this agreement are exclusive of VAT where applicable.

15.	Payment of all fees and expenses in this Appendix 1 shall be by electronic bank transfer to such bank account as the Consultant may notify the Company in writing from time to time.

APPENDIX 2

INVESTMENT OBJECTIVES AND RESTRICTIONS

Investment pools

The Company’s investments will fall into three pools as follows;

•	Private or publicly quoted companies primarily in the UK, Europe and US.

•	Seed funds for asset management products.

•	Treasury management.

The detailed strategies for each pool are set out in this Appendix.

Overriding parameters

•	No more than 60% of the Company’s investment assets should be invested in any one pool.

•	No more than 20% of the Company’s investment assets should be in any one issuer / company / fund, on acquisition.

•	No more than 20% of treasury management pool allocated to non cash assets should be exposed to any one underlying counterparty / issuer.

•	All treasury management pool assets should be capable of being realised within one month’s notice.

•	At least 25% of the Company’s investment assets will be invested in private and publicly quoted companies.

•	No sale of an existing investment held by the Company on the Effective Date can be for deferred consideration payable more than two years from the Effective Date (unless the Board otherwise agrees).

Private or publicly quoted companies

1.	Overriding principles

The pool will consist of a concentrated portfolio of companies where the entry price is backed by absolute value in terms of assets, recurrent cash flows or rights over assets and where we have sufficient influence to gain a board position.

1.1	The pool will not be sector specific. Investment targets should present opportunities where an influential stake can be acquired and we are able to influence an exit in one to three years.

1.2	The targets should be:

•	in mature jurisdictions.

•	in an industry we can understand.

•	at a value that could be financed by private equity.

•	have identifiable value based on sustainable cash flows, hard assets or rights over assets.

1.3	As a rule we should not invest in:

•	new ventures.

•	businesses which require capital for research and development and/or investment to prove the business model.

•	IPO’s.

2.	Geography

The majority of investment targets be UK, US and other major European jurisdictions.

3.	Value parameters

Targets should be valued by reference to a combination of operating cash flows and value of cash and hard assets less debt. Our main value yardsticks will be EV/EBITDA and EV/FCF and IRR’s. Balance sheet value is determined by reference to the estimated net asset value per share (excluding intangibles).

4.	Influential holding and directorships

The level of influence is determined by the dispersal of the other shareholders. In public companies with a dispersed institutional shareholding a high degree of influence can be obtained by a 10-15% holding. In private companies holdings in excess of 25% are desirable.

Board positions should always be sort in private companies. In public companies a directorship may be desirable.

5.	Company lifecycle

As value investors we will typically find value at two stages in a company’s lifecycle. Pre-IPO private companies and post IPO post momentum downturns caused by a series of negative events or market downturns.

6.	Exit- Private or public

Targets can be private or public provided an exit strategy within 1-3 years is envisaged. An exit strategy may be an IPO, a trade, private equity or market sale. Private holdings should be capable of being listed in the short term and we would generally like a private holding to obtain a listing within a year unless there were specific reasons for not doing so.

7.	Summary characteristics

Investments should be in targets which have some or all of the following characteristics:

•	Public company.

•	Private company but capable of being listed.

•	Businesses generating positive EBITDA (or near to generating positive EBITDA) and forecast IRR of at least 25%.

•	Valuations backed by cash flows, assets or rights over assets and capable of being financed by private equity.

•	Able to influence management and gain a board position.

•	An exit strategy.

Seed funds for asset management products

8.	Overriding principles

Target funds will be Consultant-sponsored and -managed funds and third party funds with the short term objective of capital growth and the longer term objective of developing a range of niche products with which the Company becomes associated and that may be distributed on commercial terms and thereby leverage the use of this capital into a potentially much larger and stable fee earning business.

8.1	The funds should all be niche based strategies where the Company can differentiate itself (me too FTSE type funds are to be avoided as there is little competitive advantage to be gained).

8.2	The funds should have some of the following attributes to their investment thesis:

a.	Absolute return focussed – as apposed to an index approach.

b.	Niche markets where it can be argued that there is less efficiency in the markets and a premium return to be extracted.

c.	Preferably strategies that extract an underlying yield and do not rely on entirely on price appreciation for the return to be realised.

d.	Limited reliance on “black box” strategies.

e.	Limited complex derivative exposure (other than for hedging) which cannot be easily explained.

f.	Robust risk management techniques to limit downside risk.

8.3	The funds should ideally be early stage development and provide the Company with the opportunity to extract commercially attractive terms, such as:

a.	Rebate of fees paid to the manager – this enhances the initial return on the Company’s capital.

b.	First call (pro-rata) to other seed capital providers to additional capacity in the fund. Many of these niche strategies will have limited capacity for capital and the capacity itself is a valuable commodity if the fund becomes successful.

c.	Marketing and distribution rights to raise third party funds in return for a fee from the manager on commercial terms.

8.4	The managers should demonstrate the following characteristics:

a.	Significant and demonstrated experience in their niche market – detailed knowledge of the market dynamics, market participants, pricing, etc.

b.	Prior success in managing third party or proprietary money in these markets.

c.	Have a financial backer to assume the short term business risk to allow the fund to reach a viable stage.

d.	Significant personal exposure to the success of the product.

9.	Portfolio of Funds

The available capital should be spread throughout a number of different strategies which should serve to create a more balanced portfolio of risk with less potential downside. In addition, this approach increases the probability of aligning the Company with very successful products.

The desire to create a portfolio needs to be weighed against the available capital resources and the capital necessary to get funds to critical mass and the ability to obtain commercially attractive terms.

Each fund will be limited to the overriding parameters at the beginning of this document.

Treasury Management

10.	Overriding principles

Surplus cash will be invested as part of a treasury function. The objective is to earn an attractive return on these funds while ensuring short term liquidity pending investment opportunities.

10.1	These investments should all be capable of being realised for cash within 30 days.

10.2	These funds may be invested into a portfolio of directly held assets or into funds which provide the necessary liquidity.

10.3	These investments may be in fixed income instruments on the basis that the duration is less than 12 months and there is a liquid secondary market.

10.4	No equity investments will qualify as treasury assets.

10.5	No long term, illiquid derivatives will qualify as treasury assets.

11.	Risk Management and Hedging

Part of the Treasury function will be to consider the exposures and underlying risks of the entire portfolio and where necessary enter into transaction to hedge or reduce the underlying exposure of the Company. For example, many of the products may be into dollar denominated assets or funds and the Investment Committee may consider a foreign exchange hedge on the pool of investments. Likewise there may be interest rate or other exposure which would need to be hedged “at the centre”.